EXHIBIT 99.6

FORM OF LETTER TO CLIENTS

KEYSTONE CONSOLIDATED INDUSTRIES, INC.
2,500,000 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Keystone Consolidated Industries, Inc.

[___________], 2007

To Our Clients:

Enclosed for your consideration are the prospectus, dated [__________] (the “Prospectus”), and the Instructions as to Use of Subscription Rights Certificates (the “Instructions”) relating to the subscription rights offering (the “Subscription Rights Offering”) by Keystone Consolidated Industries, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of Common Stock, at 5:00 p.m., Eastern Time, on [_________] (the “Record Date”). The Subscription Rights are described in the Prospectus.

In the Subscription Rights Offering, the Company is offering an aggregate of up to 2,500,000 shares of Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on [________], unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive 0.25 of a Subscription Right for each share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Subscription Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Right”) at the cash price of $10.00 per share (the “Subscription Price”). Fractional Subscription Rights or cash in lieu of fractional Subscription Rights will not be issued in the Subscription Rights Offering. Fractional Subscription Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 2,500,000 shares of Common Stock in the Subscription Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, then you would receive 250 Subscription Rights pursuant to your Basic Subscription Right, and you would have the right to purchase 250 shares of Common Stock in the Subscription Rights Offering pursuant to your Basic Subscription Right.

In addition, each Subscription Rights holder who exercises its Basic Subscription Right in full will be eligible to subscribe (the “Oversubscription Right”), at the same Subscription Price of $10.00 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under its Basic Subscription Right on a pro rata basis if any shares are not purchased by other Subscription Rights holders under their Basic Subscription Rights as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that you and other Subscription Rights holders have purchased by fully exercising your Basic Subscription Rights with respect to your Common Stock holdings. Each Subscription Rights holder may only exercise its Oversubscription Right if it exercised its Basic Subscription Right in full and other Subscription Rights holders do not exercise their Basic Subscription Right in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Subscription Rights holders who exercised their Oversubscription Rights. For the purposes of determining their eligibility for the Oversubscription Right, holders will be deemed to have exercised their Basic Subscription Rights in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Rights.

The Subscription Rights are evidenced by Subscription Rights certificates (the “Subscription Rights Certificates”). Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, a transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and the Instructions. However, we urge you to read the Prospectus, the Instructions and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Subscription Rights Offering. The Subscription Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Basic Subscription Right and your Oversubscription Right, such exercise may only be revoked in accordance as indicated in “The Subscription Rights Offering – Revocation” in the Prospectus.  If after instructing us to exercise Subscription Rights on your behalf you decide you want to revoke such exercise, you should so instruct us in writing immediately so that we timely revoke such exercise.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Time, on [____________], the last business day prior to the scheduled expiration date of the Subscription Rights Offering of [___________], which may be extended by the Company in its sole discretion.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE SUBSCRIPTION RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT FOR THE SUBSCRIPTION RIGHTS OFFERING, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (877) 278-3812. BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800.